Exhibit 99.1

Press Release

La Cortez Energy Closes Additional $10.33 MM Financing

Total Funds Raised in PPO $15.33 MM
In addition to $5 MM invested by Avante Petroleum in March

BOGOTA, April 20 -- La Cortez Energy, Inc.  ("La Cortez" or the "Company") (OTC Bulletin Board: LCTZ.OB) is pleased to announce the fourth and final closing of its private units offering to accredited investors, for an additional $10.33 million, at a price of $1.75 per unit, led by Macquarie Bank Limited, which invested $3.0 million.  This amount is in addition to the $2.5 million of units that closed on December 29, 2010, $1.0 million of units that closed in January 2010 and $1.5 million of units that closed in March 2010, as previously announced.  The total gross proceeds of the offering were $15.33 million.  Each unit consists of one share of common stock and a three year warrant to purchase one half share of common stock exercisable at $3.00 per whole share.

The proceeds of the financing will be used for general corporate purposes including, but not limited to, exploration and development activities on the Company's three projects, the Putumayo 4 Block, the Maranta Block, and the Rio de Oro and Puerto Barco Fields acquired from Avante Petroleum in March 2010.

Andres Gutierrez, President and CEO of La Cortez, commented, "We are very pleased with the continued confidence of our previous and new investors in our activities and our near future plans. We will use these funds to continue development of the Mirto field and activities in the Putumayo 4 block and Catatumbo area. We also have identified several business opportunities from pure exploration to existing producing fields that are at different stages of evaluation. We expect to move forward on some of these opportunities in the near future, aiming to increase our revenues as soon as possible."

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a branch, La Cortez Energy Colombia, Inc., with offices in Bogota, Colombia, and recently signed a Joint Operating Agreement for a 50% working interest in the Putumayo 4 block and a farm-in agreement for a 20% working interest in the Maranta block and acquired the interests of Avante Colombia in the Rio de Oro and Puerto Barco Fields, all in Colombia.

For more information, please contact the Company's Investor Relations department at +1- 941 870-5433 or by email info@lacortezenergy.com

http://www.lacortezenergy.com/

Forward-Looking Statements

Certain statements in this news release are forward-looking. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "proposes", "may", "could", "should", "anticipates", "estimates", "likely", "possible", "potential", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. There can be no assurance that the Putumayo 4, Maranta and Rio de Oro and Puerto Barco projects will be successfully developed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify other corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure, and to raise the required capital, to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.